Exhibit 99.1

SOUTHERN COPPER CORPORATION
11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028
Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

Southern Copper Corporation Reports

First Quarter 2009 Results

Phoenix AZ, April 23, 2009- Southern Copper Corporation (SCC) (NYSE and LSE: PCU)

•                  First quarter 2009 (“1Q09”) net sales were $622.0 million, compared to $1,499.2 million in the first quarter 2008 (“1Q08”), primarily as the result of lower metal prices.

•                  Cost reductions have originated productivity improvements and operational efficiencies. During the 1Q09, fuel, power and repair material cost decreased by 19%, 32% and 21% respectively, when compared against 4Q08.

•                  For the 1Q09, operating cash cost per pound of copper was $0.64, compared with $1.19 per pound in the 4Q08.

•                  EBITDA in the 1Q09 amounted to $225.0 million and was equivalent to 36.2% of net sales, compared to $941.2 million in 1Q08, equivalent to 62.8% of net sales.

•                  Diluted income per share for the 1Q09 was 9.2 cents. In spite of the low metal prices, the Company’s net income totaled $78.7 million, compared with $565.0 million in 1Q08, or diluted income per share of 64.0 cents.

•                  SCC repurchased 4.9 million shares during the 1Q09 bringing total repurchased shares to 33.4 million shares and spending to $456.2 million under the authorized $500 million stock repurchase program.

•                  1Q09 copper production was 6.3% lower than the 1Q08. However, the Company increased its production in: molybdenum mined, 3.4%; zinc mined and refined, 9.2% and 4.0% respectively; and silver mined and refined, 1.8% and 1.5% respectively.

•                  On April 23, 2009, the Board of Directors authorized a dividend of 4.5 cents per share to be paid on June 2, 2009 to shareholders of record at the close of business on May 13, 2009.

•                  As previously announced, capital projects have been reevaluated as a result of the sharp decrease in metal prices and the world’s unsettled economy. For 2009, the capital and exploration budget has been further reduced from $415.3 million to $328.0 million. The readjusted budget includes $177.8 million for the Tia Maria and Toquepala expansion projects, $58.3 million for other special

SOUTHERN COPPER CORPORATION

11811 North Tatum Blvd., Suite 2500 - Phoenix, AZ 85028

Phone: Arizona: (602) 494-5328 - Fax: (602) 494-5317

projects, $69.2 million for maintenance and replacement capital expenditures and $22.7 million for exploration.

Commenting on the Company’s results for 1Q09, Mr. German Larrea, Chairman of SCC’s Board said: “Notwithstanding the current economic situation and the metal market prices, SCC’s EBITDA is $225.0 million dollars with an average copper price of $1.56 per pound of copper. Our operations have been performing soundly and even better than budgeted. We are carefully controlling our cost of operations, and capital and exploration expenditures. We expect to achieve an EBITDA higher than $1.2 billion in 2009 if the copper prices remain above $2.00 per pound.”

“In relation to copper prices, we are seeing signs of economic recovery and restored copper demand in some parts of Asia, mostly related to infrastructure projects. Recent market prices have started to reflect this change in circumstances. Current copper prices have increased around 55% from those of December 31, 2008.”

SUMMARY FINANCIAL TABLE (*)

	First Quarter
	2009	2008	Var.	%
Copper sold — tons	120,265	122,834	(2,569)	(2.1)%

Net sales	$622.0	$1,499.2	$(877.2)	(58.5)%
Cost of sales	375.5	520.6	(145.1)	(27.9)%
Operating (loss) income	144.1	864.7	(720.6)	(83.3)%
EBITDA (1)	225.0	941.2	(716.2)	(76.1)%
EBITDA margin	36.2%	62.8%	(26.6)%	(42.4)%
Net Income attributable to SCC	78.7	565.0	(486.3)	(86.1)%
Net income margin	12.7%	37.7%	(25.0)%	(66.4)%
Income attributable to SCC per share	0.09	0.64	0.55	(85.6)%
Capital expenditures	63.0	49.9	13.1	26.3%
Exploration	5.4	8.1	(2.7)	(32.9)%

(*) In millions, except per share amounts and percentages

(1) See reconciliation between “Net income attributable to SCC” and “EBITDA” on page 10

Production

Copper production in the 1Q09 was 119,772 tons compared with 127,862 tons in the 1Q08. This difference was partially offset by higher production at La Caridad mine (3,164 tons) and higher production from our Toquepala mine (1,438 tons).

In the 1Q09, Molybdenum production increased 3.4% to 4,056 tons, compared with 3,923 tons in 1Q08. This increase was due to better ore grade and recovery at La Caridad mine (higher by 15% and 4%, respectively) and higher recovery at Cuajone mine (+11%), partially offset by ore grade (lower by 44%) and recovery (-22%) at the Toquepala mine.

Zinc mine production in the 1Q09 was 9.2% higher than 1Q08. Charcas, Santa Eulalia and Santa Barbara mines produced higher grades and increased recovery. The refined zinc production was also 4.0% higher for the same period as a result of the improved performance of the San Luis Potosi Zinc refinery.

Capital Expenditures

In order to take into account current economic conditions, during the 1Q09 we conducted a careful review of all capital expenditures and made significant cut backs in our previously budgeted program. We believe this discipline is required to respond to the current scenario of weakened commodity prices and economic uncertainties.

Regarding the Tia Maria project, as a result of an engineering revaluation, we decided to move forward with the project after reducing the total budget from approximately

$1.2 billion estimated at the end of 4Q08 to $949 million, of which $115.8 million have been spent as of March 31, 2009.

As of end of March 2009, we have spent $50.8 million on the Toquepala expansion. We will continue with the feasibility study, as well as the basic and detailed engineering for this project. The environmental impact assessment is also underway and is expected to be completed in the fourth quarter of 2009. Aside from these investments, we have decided to put on hold any additional capital expenditures for this project.

We continue with the environmental projects at our mining and metallurgical facilities in Mexico. At La Caridad metallurgical complex, the gas handling project has been completed. Also, the first stage of the by product and effluent treatment plant project is currently in operational testing. These two projects are at 100% and 78% of completion respectively, and have a combined budget of $9.0 million for 2009.

The feasibility study for El Arco project was finished during the 1Q09. The study indicates an annual production of 190,000 tons of copper, 105,000 ounces of gold and 1,700 tons of molybdenum with a 35 year life of the mine. The estimated capital cost, subject to further review, is $1.8 billion. Considering a copper price of $1.50 per pound, the economic evaluation of this project yields an excellent return for the Company. The Board has approved to proceed with the environmental impact assessment and the basic engineering study. Given the investment size we are evaluating several options to develop this project.

We are also reviewing very closely our maintenance and replacement capital expenditures. The 2009 budget has been reduced from $79.0 million to $69.2 million.

Cananea Strike

On April 14, 2009, the Mexican Federal Labor Court issued a resolution, based on force majeure, approving the termination of Cananea’s labor relationships with individual and unionized employees, as well as the termination of its collective bargaining agreement with its employees and with the National Mining and Metal Workers Union.

In addition, the Mexican Federal Labor Court determined that damages to the machinery, materials, facilities and other relevant equipment at the Cananea mine significantly hinder its operation and, as a result, the termination of all labor relationships are legally justified.

To repair the damages suffered by the Cananea mine and plant, significant investments and reconstruction work will be required over several months. Hence, the Company is assessing the best course of action to take once it counts with the necessary legal and safety conditions to allow the Company to restore operations at Cananea.

Conference call

The Company’s first quarter earnings conference call will be held on April 27, 2009 beginning at 11:00 A.M. — EST (10:00 A.M. Mexico City and Lima time).

To participate:

Dial-in number:	866-371-3858 in the U.S
832-445-1647 outside the U.S.
Genaro Guerrero, Vice President, Finance and Chief Financial Officer
Raul Jacob, Manager of Financial Planning and Investor Relations
Conference ID:	94480324 and “Southern Copper First Quarter 2009 Results”

AVERAGE METAL PRICES:

	LME	COMEX
	Copper	Copper	Molybdenum	Zinc	Silver	Gold
	($/lb)	($/lb)	($/lb)	($/lb)	($/Oz)	($/oz)
1Q 2009	1.56	1.57	8.75	0.53	12.63	908.71

1Q 2008	3.54	3.53	33.01	1.10	17.62	926.78

Average 2008	3.16	3.13	28.42	0.85	14.97	871.71

Variance: 1Q09 vs. 1Q08	(55.9)%	(55.5)%	(73.5)%	(51.8)%	(28.3)%	(1.9)%

Source: Silver - COMEX; Gold and Zinc - LME; Molybdenum - Metals Week Dealer Oxide.

PRODUCTION AND SALES:

	Three Months Ended March 31,
	2009	2008	%

Copper (tons)
Mined	119,772	127,862	(6.3)%
Smelted	130,118	127,751	1.9%
Refined	113,649	116,280	(2.3)%
Rod	14,525	17,985	(19.2)%
Sales	120,265	122,834	(2.1)%

Molybdenum (tons)
Mined	4,056	3,923	3.4%
Sales	4,022	4,029	(0.2)%

Zinc (tons)
Mined	27,038	24,768	9.2%
Refined	26,413	25,405	4.0%
Sales	26,832	23,807	12.7%

Silver (000s ounces)
Mined	3,146	3,089	1.8%
Refined	2,442	2,405	1.5%
Sales	3,961	2,989	32.5%

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended
	March 31,
	2009	2008	VAR %
	(in thousands, except for per share amounts)

Net sales	$621,998	$1,499,206	(58.5)%

Operating costs and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	375,455	520,589	(27.9)%
Selling, general and administrative	18,792	24,655	(23.8)%
Depreciation, amortization and depletion	78,221	81,196	(3.7)%
Exploration	5,402	8,056	(32.9)%
Total operating costs and expenses	477,870	634,496	(24.7)%

Operating income	144,128	864,710	(83.3)%

Interest expense	(24,183)	(27,235)	(11.2)%
Interest capitalized	2,075	1,088	90.7%
Gain (loss) on derivative instruments	(2,604)	2,408	(208.1)%
Other income (expense)	2,657	(4,674)	(156.8)%
Interest income	5,198	17,415	(70.2)%

Income before income taxes	127,271	853,712	(85.1)%

Income taxes	48,025	286,022	(83.2)%

Income net of income tax	79,246	567,690	(86.0)%

Less: Net income attributable to non-controlling interest	554	2,707	(79.5)%

Net Income attributable to Southern Copper Corporation	$78,692	$564,983	(86.1)%

Per common share amounts:
Net income attributable to Southern Copper Corporation common shareholders - basic and diluted	$0.09	$0.64	(85.6)%
Dividends paid	$0.12	$0.47	(75.1)%

Weighted average shares outstanding (Basic and diluted)	852,772	883,397	(3.5)%

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	March 31,	December 31,	March 31,
(in thousand)	2009	2008	2008
ASSETS
Current assets:
Cash and cash equivalents	$291,275	$716,740	$1,472,781
Short-term investments	50,981	62,376	112,019
Accounts receivable	238,664	133,588	614,527
Inventories	449,291	451,597	455,311
Prepaid, deferred taxes and other assets	155,993	189,392	204,258
Total current assets	1,186,204	1,553,693	2,858,896

Property, net	3,804,119	3,803,764	3,552,796
Leachable material, net	144,036	156,294	205,714
Intangible assets, net	113,619	114,056	115,377
Deferred income tax non current portion	59,246	83,106	—
Other assets, net	56,942	53,411	45,354
Total assets	$5,364,166	$5,764,324	$6,778,137

LIABILITIES
Current liabilities:
Current portion of long-term debt	$10,000	$10,000	$160,000
Accounts payable	313,562	413,351	360,614
Income taxes	19,227	34,378	177,531
Due to affiliates	9,760	8,965	6,176
Accrued workers’ participation	81,701	205,466	235,950
Interest	20,126	40,968	18,579
Other accrued liabilities	31,326	24,335	33,599
Total current liabilities	485,702	737,463	992,449

Long-term debt	1,280,042	1,279,972	1,289,815
Deferred income taxes	116,180	169,342	191,208
Other liabilities	158,917	164,141	273,186
Asset retirement obligation	18,215	18,007	13,386
Total non-current liabilities	1,573,354	1,631,462	1,767,595

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock	417,182	488,219	654,366
Accumulated comprehensive income	2,873,481	2,893,040	3,346,864
Total stockholders’ equity	3,290,663	3,381,259	4,001,230
Non controlling interest	14,447	14,140	16,863
Total Equity	3,305,110	3,395,399	4,018,093

Total liabilities and equity	$5,364,166	$5,764,324	$6,778,137

As of March 31, 2009 and December 31, 2008 there were 850.0 million shares and 854.9 million shares outstanding, respectively.

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

	Three Months Ended March 31,
	2009	2008
	(in thousand)
OPERATING ACTIVITIES
Net earnings	$78,692	$564,983
Depreciation, amortization and depletion	78,221	81,196
Capitalized leachable material	—	(2,246)
Non-controlling interest	554	2,707
Cash provided from (used for) operating assets and liabilities	(343,301)	(119,447)
Other, net	(8,450)	(25,995)
Net cash provided from operating activities	(194,284)	501,198

INVESTING ACTIVITIES
Capital expenditures	(62,978)	(49,894)
Other, net	12,306	6,512
Net cash used for investing activities	(50,672)	(43,382)

FINANCING ACTIVITIES
Debt repaid
Dividends paid	(99,555)	(412,302)
SCC common shares buyback	(71,566)	—
Distributions to non-controlling interest	—	(3,160)
Other	70	61
Net cash used for financing activities	(171,051)	(415,401)

Effect of exchange rate changes on cash	(9,458)	21,094

Increase (decrease) in cash and cash equivalent	$(425,465)	$63,509

Reconciliation from Net income attributable to SCC to EBITDA

To arrive to “EBITDA” from “Net income attributable to SCC” add/ subtract the following:

Add: Net income attributable to the non-controlling interest, income taxes, interest expense, loss on exchange rate derivatives and depreciation, amortization and depletion. Subtract: interest income and capitalized interest.

Company Profile

Southern Copper Corporation is one of the largest integrated copper producers in the world and has the largest copper reserve of any listed company. We are a NYSE and Lima Stock Exchange listed company that is 80% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange. The remaining 20% ownership interest is held by the international investment community. We operate mining units and metallurgical facilities in Mexico and Peru and conduct exploration activities in Mexico, Peru and Chile.

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.